I.    General Identifying Information

1. Reason fund is applying to deregister (check only one; for descriptions, see Instruction 1 above):

        [ ] Merger

        [X] Liquidation

        [ ] Abandonment of  Registration
            (Note: Abandonments of Registration answer only questions 1 through 15, 24 and 25 of this form and complete verification at the end of the form.)

        [ ] Election of status as a Business Development Company
            (Note: Business Development Companies answer only questions 1 through 10 of this form and complete verification at the end of the form.)


2.   Name of fund: Prudential Unit Trusts

3.   Securities and Exchange Commission File No.: 811-3952

4.   Is this an initial Form N-8F or an  amendment  to a  previously  filed Form
     N-8F?

         [ ] Initial Application           [X] Amendment

5. Address of Principal Executive Office (include No. & Street, City, State, Zip Code):

         Prudential Equity Group, LLC
         100 Mulberry Street
         Gateway Center Three
         Newark, New Jersey 07102

6. Name, address, and telephone number of individual the Commission staff should contact with any questions regarding this form:

         Philip A. Heimowitz, Esq.
         Cahill Gordon & Reindel LLP
         80 Pine Street
         New York, New York 10005-1702
         (212) 701-3484

7. Name, address and telephone number of individual or entity responsible for maintenance and preservation of fund records in accordance with rules 31a-1 and 31a-2 under the Act [17 CFR 270.31a-1, .31a-2]:

        Linda Hayes
        JPMorgan Chase Bank
        14201 Dallas Parkway
        11th Floor
        Dallas, Texas 75254-2917

     NOTE: Once deregistered, a fund is still required to maintain and preserve the records described in rules 31a-1 and 31a-2 for the periods specified in those rules.

8.   Classification of fund (check only one):

      [ ] Management company;

      [X] Unit investment trust; or

      [ ] Face-amount certificate company.

9.   Subclassification if the fund is a management company (check only one):

      [ ] Open-end [ ] Closed-end

10. State law under which the fund was organized or formed (e.g., Delaware, Massachusetts):

         New York

11. Provide the name and address of each investment adviser of the fund (including sub-advisers) during the last five years, even if the fund's contracts with those advisers have been terminated:

         N/A

12. Provide the name and address of each principal underwriter of the fund during the last five years, even if the fund's contracts with those underwriters have been terminated:

         N/A

13.  If the fund is a unit investment trust ("UIT") provide:

         (a)      Depositor's name(s) and address(es):

                  Prudential Equity Group, LLC
                  100 Mulberry Street
                  Gateway Center Three
                  Newark, New Jersey 07102

         (b)      Trustee's name(s) and address(es):

                  JPMorgan Chase Bank
                  14201 Dallas Parkway
                  11th Floor
                  Dallas, Texas 75254-2917

14. Is there a UIT registered under the Act that served as a vehicle for investment in the fund (e.g., an insurance company separate account)?

        [ ] Yes [X] No

If Yes, for each UIT state: Name(s): . File No.: 811- __________
     Business Address:

15. (a) Did the fund obtain approval from the board of directors concerning the decision to engage in a Merger, Liquidation or Abandonment of Registration?

        [ ] Yes [X] No

       If Yes, state the date on which the board vote took place:
             If No, explain:

     A unit investment trust does not have a board of directors. Liquidation was made pursuant to the provisions of the Trust Indenture and Agreement.

     (b) Did the fund obtain approval from the shareholders concerning the decision to engage in a Merger, Liquidation or Abandonment of Registration?

        [ ] Yes [X] No

       If Yes, state the date on which the shareholder vote took place:
             If No, explain:

     Liquidation was made pursuant to the provisions of the Trust Indenture and Agreement which does not require shareholder approval.

II.   Distributions to Shareholders

     16. Has the fund distributed any assets to its shareholders in connection with the Merger or Liquidation?

        [X] Yes [ ] No

     (a)  If Yes, list the date(s) on which the fund made those distributions:

811-3952

Name of Trust:                                                  Final Asset
                                                              Distribution Date:


Prudential Unit Trust Insured Tax Exempt Series 1                  11/21/95
Prudential Unit Trust Insured Tax Exempt Series 2                12/23/1998
Prudential Unit Trust Insured Tax Exempt Series 3                 8/25/1995
Prudential Unit Trust Insured Tax Exempt Series 4                  11/21/95
Prudential Unit Trust Insured Tax Exempt Series 5                  11/21/95
Prudential Unit Trust Insured Tax Exempt Series 6                   9/18/96
Prudential Unit Trust Insured Tax Exempt Series 7                   8/25/95
Prudential Unit Trust Insured Tax Exempt Series 8                   5/20/96
Prudential Unit Trust Insured Tax Exempt Series 9                   5/20/96
Prudential Unit Trust Insured Tax Exempt Series 10                  2/23/96
Prudential Unit Trust Insured Tax Exempt Series 11                  5/20/96
Prudential Unit Trust Insured Tax Exempt Series 12                  9/18/96
Prudential Unit Trust Insured Tax Exempt Series 13                 12/12/96
Prudential Unit Trust Insured Tax Exempt Series 14                  9/18/96
Prudential Unit Trust Insured Tax Exempt Series 15                 12/12/96
Prudential Unit Trust Insured Tax Exempt Series 16                  9/18/96
Prudential Unit Trust Insured Tax Exempt Series 17                  9/18/96
Prudential Unit Trust Insured Tax Exempt Series 18                 12/12/96
Prudential Unit Trust Insured Tax Exempt Series 19                  3/26/97
Prudential Unit Trust Insured Tax Exempt Series 20                 12/23/98
Prudential Unit Trust Insured Tax Exempt Series 21                  3/26/97
Prudential Unit Trust Insured Tax Exempt Series 22                  4/23/98
Prudential Unit Trust Insured Tax Exempt Series 23                  4/23/98
Prudential Unit Trust Insured Tax Exempt Series 24                  5/25/01
Prudential Unit Trust Insured Tax Exempt Series 25                 12/23/98
Prudential Unit Trust Insured Tax Exempt Series 26                 12/23/98
Prudential Unit Trust Insured Tax Exempt Series 27                 12/23/98
Prudential Unit Trust Insured Tax Exempt Series 28                  7/02/99
Prudential Unit Trust Insured Tax Exempt Series 29                  2/24/98
Prudential Unit Trust Insured Tax Exempt Series 30                  2/24/98
Prudential Unit Trust Insured Tax Exempt Series 31                  6/24/99
Prudential Unit Trust Insured Tax Exempt Series 32                 12/30/97
Prudential Unit Trust Insured Tax Exempt Series 33                2/24/1998
Prudential Unit Trust Insured Tax Exempt Series 34                4/23/1998
Prudential Unit Trust Insured Tax Exempt Series 35                4/23/1998
Prudential Unit Trust Insured Tax Exempt Series 36                  7/05/01
Prudential Unit Trust Insured Tax Exempt Series 37               12/23/1998
Prudential Unit Trust Insured Tax Exempt Series 38                  8/20/98
Prudential Unit Trust Insured Tax Exempt Series 39                  1/04/99
Prudential Unit Trust Insured Tax Exempt Series 40                  1/22/99
Prudential Unit Trust Insured Tax Exempt Series 41                  1/04/99
Prudential Unit Trust Insured Tax Exempt Series 42                  2/10/00


Prudential Unit Trust Tax Exempt Series 1                           8/25/95
Prudential Unit Trust Tax Exempt Series 2                          12/22/94
Prudential Unit Trust Tax Exempt Series 3                          11/21/95
Prudential Unit Trust Tax Exempt Series 4                          11/21/95
Prudential Unit Trust Tax Exempt Series 5                           7/19/95
Prudential Unit Trust Tax Exempt Series 6                          12/19/96
Prudential Unit Trust Tax Exempt Series 7                          11/21/95
Prudential Unit Trust Tax Exempt Series 8                          11/21/95
Prudential Unit Trust Tax Exempt Series 9                           8/25/95
Prudential Unit Trust Tax Exempt Series 10                          5/20/96
Prudential Unit Trust Tax Exempt Series 11                          2/23/96
Prudential Unit Trust Tax Exempt Series 12                          2/10/00
Prudential Unit Trust Tax Exempt Series 13                          2/10/00
Prudential Unit Trust Tax Exempt Series 14                          2/10/00
Prudential Unit Trust Tax Exempt Series 15                         12/12/96
Prudential Unit Trust Tax Exempt Series 16                         12/23/98
Prudential Unit Trust Tax Exempt Series 17                         12/12/96
Prudential Unit Trust Tax Exempt Series 18                         12/23/98
Prudential Unit Trust Tax Exempt Series 19                         12/23/98
Prudential Unit Trust Tax Exempt Series 20                          4/23/98
Prudential Unit Trust Tax Exempt Series 21                          4/23/98



Prudential Unit Trust Multistate Tax Exempt Series 1 CAL TR        11/21/95
Prudential Unit Trust Multistate Tax Exempt Series 1 WV TR          8/03/00
Prudential Unit Trust Insured Multistate Tax Exempt Series 3 CAL TR 9/18/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 5 CAL TR 9/18/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 8 CAL TR 5/20/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 10 CAL TR 2/23/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 12 CAL TR 5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 1 NJ TR   5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 2 NJ TR  11/21/95
Prudential Unit Trust Insured Multistate Tax Exempt Series 4 NJ TR   5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 6 NJ TR   5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 8 NJ      5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 10 NJ TR 5/20/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 11 NJ TR 5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 13 NJ     7/05/01
Prudential Unit Trust Insured Multistate Tax Exempt Series 16 NJ     9/18/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 17 NJ TR 12/23/98 Prudential Unit Trust Insured Multistate Tax Exempt Series 18 NJ TR 11/25/96 Prudential Unit Trust Insured Multistate Tax Exempt Series 19 NJ TR 4/23/98 Prudential Unit Trust Insured Multistate Tax Exempt Series 1 NY TR 11/21/95
Prudential Unit Trust Insured Multistate Tax Exempt Series 2 NY TR   9/18/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 4 NY TR 11/21/95 Prudential Unit Trust Insured Multistate Tax Exempt Series 6 NY TR 11/21/95
Prudential Unit Trust Insured Multitstate Tax Exempt Series 7 NY     4/25/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 9 NY TR   4/25/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 10 NY TR  4/25/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 12 NY TR  5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 14 NY TR  12/12/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 15 NY TR  12/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 16 NY TR   9/18/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 17 NY TR  12/12/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 18 NY TR   3/26/97
Prudential Unit Trust Insured Multistate Tax Exempt Series 19 NY TR   6/24/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 20 NY TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 21 NY TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 22 NY TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 23 NY TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 24 NY TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 25 NY TR   6/24/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 26 NY TR  12/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 1 PA TR   11/21/95
Prudential Unit Trust Insured Multistate Tax Exempt Series 3 PA TR    7/02/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 5 PA TR   11/21/95
Prudential Unit Trust Insured Multistate Tax Exempt Series 7 PA TR   11/21/95
Prudential Unit Trust Insured Multistate Tax Exempt Series 10 PA TR   5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 12 PA TR   5/20/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 16 PA TR  12/12/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 18 PA TR   6/24/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 19 PA TR   4/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 23 PA TR   6/24/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 25 PA TR   6/24/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 26 PA TR   7/02/99
Prudential Unit Trust Insured Multistate Tax Exempt Series 21 CA TR  12/12/96
Prudential Unit Trust Insured Multistate Tax Exempt Series 22 CA TR   9/21/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 23 CA TR  12/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 25 CA TR  12/23/98
Prudential Unit Trust Insured Multistate Tax Exempt Series 26 CA TR  12/23/98
Prudential Unit Trust Tax Exempt High Yield Series 1                  9/04/97
Prudential Unit Trust Tax Exempt High Yield Series 2                  9/04/97
Prudential Unit Trust Tax Exempt High Yield Series 3                  6/09/98
Prudential Unit Trust Tax Exempt High Yield Series 4                  6/09/98
Prudential Unit Trust Tax Exempt High Yield Series 5                  3/22/02
Prudential Unit Trust Tax Exempt High Yield Series 6                  8/20/98
Prudential Unit Trust Tax Exempt High Yield Series 7                  8/20/98
Prudential Unit Trust Tax Exempt High Yield Series 8                  8/20/98
Prudential Unit Trust Tax Exempt Selected Term Series 1              12/31/92
Prudential Unit Trust Insured Tax Exempt Selected Term Series 1       5/20/96
Prudential Unit Trust Insured Tax Exempt Selected Term Series 2      11/21/95
Prudential Unit Trust Insured Tax Exempt Selected Term Series 3       5/20/96
Prudential Unit Trust Insured Tax Exempt Selected Term Series 4       5/20/96
Prudential Unit Trust Insured Tax Exempt Selected Term Series 5      11/21/95
Prudential Unit Trust Insured Tax Exempt Selected Term Series 6      12/12/96
Prudential Unit Trust Insured Tax Exempt Selected Term Series 7      10/22/96
Prudential Unit Trust Insured Tax Exempt Selected Term Series 8       9/18/96

     (b)  Were the distributions made on the basis of net assets?

        [X] Yes [ ] No

     (c)  Were the distributions made pro rata based on share ownership?

        [X] Yes [ ] No

     (d) If No to (b) or (c) above, describe the method of distributions to shareholders. For Mergers, provide the exchange ratio(s) used and explain how it was calculated:

(e)  Liquidations only:
     Were any distributions to shareholders made in kind?

        [ ] Yes [X] No

     If Yes, indicate the percentage of fund shares owned by affiliates, or any other affiliation of shareholders:

17.  Closed-end funds only:
     Has the fund issued senior securities?

        [ ] Yes [ ] No

     If  Yes,   describe   the  method  of   calculating   payments   to  senior
securityholders and distributions to other shareholders:

18.  Has the fund distributed all of its assets to the fund's shareholders?

        [X] Yes [ ] No

      If No,

     (a) How many shareholders does the fund have as of the date this form is filed?

        None

     (b)  Describe the relationship of each remaining shareholder to the fund:

19. Are there any shareholders who have not yet received distributions in complete liquidation of their interests?

        [ ] Yes [X] No

     If Yes, describe briefly the plans (if any) for distributing to, or preserving the interests of, those shareholders:

III. Assets and Liabilities

20. Does the fund have any assets as of the date this form is filed? (See question 18 above)

        [ ] Yes [X] No

      If Yes,

     (a) Describe the type and amount of each asset retained by the fund as of the date this form is filed:

     (b) Why has the fund retained the remaining assets?

     (c) Will the remaining assets be invested in securities?

        [ ] Yes [ ] No


21.  Does  the  fund  have  any  outstanding   debts  (other  than   face-amount
     certificates if the fund is a face-amount certificate company) or any other liabilities?

        [ ] Yes [X] No

      If Yes,

          (a) Describe the type and amount of each debt or other liability:

          (b) How does the fund intend to pay these outstanding debts or other liabilities?

IV.   Information About Event(s) Leading to Request For Deregistration

22.  (a)  List  the  expenses   incurred  in  connection   with  the  Merger  or
     Liquidation:

          (i)  Legal expenses: None

          (ii) Accounting expenses: None

          (iii)Other  expenses  (list  and  identify  separately):

811-3952


Name of Trust:                                                Other Expenses:        Description:

Prudential Unit Trust Insured Tax Exempt Series 1             $ 0.91                 COMMISSION TAKEN THROUGH 11/09/95
                                                             $ (1.57)                VENDOR/PRUDENTIAL ANNUAL RPT MAILING 1996
                                                             $ (0.91)                COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Tax Exempt Series 2            $ (6.62)                VENDOR/MISC POSTAGE CHARGES
                                                            $ (97.43)                VENDOR
                                                            $ (12.40)                VENDOR/POSTAGE
                                                            $ (40.34)                COMMISSION TAKEN THROUGH 12/09/98
                                                            $ (40.34)                COMMISSION TAKEN THROUGH 01/09/99
                                                            $ (34.10)                VENDOR
                                                             $ (1.61)                VENDOR/PRINTING CHARGES
                                                            $ (19.53)                VENDOR/POSTAGE CHARGES
                                                            $ (24.48)                VENDOR/POSTAGE
                                                            $ (22.66)                VENDOR/POSTAGE/PRESORT CHARGES
                                                            $ (91.38)                SPONSOR FEE FOR 1998
                                                             $ (1.75)                VENDOR/MISC PRINTING/FORMS/POSTAGE/LABELS
                                                            $ (19.84)                MISC MAILINGS 12/98
                                                           $ (216.00)                VENDOR/ANNUAL REPORTS
                                                            $ (54.00)                VENDOR/ANNUAL REPORTS
                                                            $ (37.68)                VENDOR/ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 3           $ (18.46)                VENDOR TRUSTEE EXPENSES
                                                            $ (46.74)                ENCLOSURE MAILING
                                                            $ (53.58)                VENDOR
                                                            $ (27.20)                POSTAGE AUGUST 1995
                                                            $ (46.74)                ENCLOSURE MAILING
                                                             $ (2.04)                VENDOR JULY PRINTING CHARGES
                                                            $ (25.03)                VENDOR PRINTING CHARGES FOR JUNE
                                                            $ (10.81)                VENDOR PRINITING CHARGES FOR JULY
                                                             $ (0.44)                VENDOR PRINTING CHARGES FOR JULY
                                                             $ (2.20)                VENDOR PRINTING CHARGES FOR JUNE
                                                           $ (103.56)                1995 ANNUAL REPORT EXPENSE
                                                           $ (268.90)                VENDOR LASER PRINTING CHARGES
                                                            $ (46.00)                VENDOR LASER PRINTING CHARGES
                                                             $ (4.32)                PST/ENV CHARGES MAY 96

Prudential Unit Trust Insured Tax Exempt Series 4           $ (76.54)               COMMISSION TAKEN THROUGH 11/09/95
                                                             $ 76.54                COMMISSION TAKEN THROUGH 11/09/95
                                                             $ (1.57)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 5            $ (5.96)               COMMISSION TAKEN THROUGH 11/09/95
                                                              $ 5.96                COMMISSION TAKEN THROUGH 11/09/95
                                                             $ (4.70)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 6            $ (1.68)               POSTAGE CHARGES/ MAILING
                                                           $ (112.58)               VENDOR/ANNUAL REPORT
                                                            $ (53.20)               ENCLOSURE MAILING
                                                            $ (52.72)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (23.21)               VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 7            $ (1.04)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 8           $ (27.93)               VENDOR/ANNUAL REPORT
                                                           $ (126.68)               VENDOR/ANNUAL REPORT
                                                            $ (59.67)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 9           $ (21.24)               VENDOR/ANNUAL REPORT
                                                            $ (94.95)               VENDOR/ANNUAL REPORT
                                                            $ (39.15)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 10         $ (130.21)               VENDOR/ANNUAL REPORT
                                                            $ (67.34)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (23.21)               VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 11          $ (55.49)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 12           $ (1.88)               POSTAGE CHARGES/MAILING
                                                            $ (86.13)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (35.80)               VENDOR/ANNUAL REPORT
                                                           $ (167.98)               VENDOR/AVP ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 13         $ (173.20)               VENDOR
                                                            $ (21.12)               POSTAGE CHARGES
                                                             $ (7.45)               POSTAGE
                                                           $ (190.52)               VENDOR
                                                            $ (33.44)               VENDOR/ANNUAL REPORT
                                                           $ (139.28)               VENDOR/ANNUAL REPORT
                                                            $ (66.82)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 14         $ (182.09)               VENDOR/ANNUAL REPORT
                                                             $ (2.72)               POSTAGE CHARGES/MAILING
                                                           $ (101.43)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (33.44)               VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 15         $ (303.10)               VENDOR
                                                            $ (22.40)               POSTAGE CHARGES MISC
                                                             $ (4.82)               POSTAGE
                                                           $ (333.41)               VENDOR
                                                            $ (34.23)               VENDOR/ANNUAL REPORT
                                                           $ (197.20)               VENDOR/ANNUAL REPORT
                                                           $ (115.88)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING

Prudential Unit Trust Insured Tax Exempt Series 16         $ (170.00)               VENDOR/ANNUAL REPORT
                                                             $ (3.35)               POSTAGE CHARGES/MAILING
                                                            $ (94.12)               VENDOR PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (30.69)               VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 17           $ (0.84)               POSTAGE CHARGES/MAILING
                                                            $ (59.67)               VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (20.85)               VENDOR/ANNUAL REPORT
                                                           $ (117.62)               VENDOR GFP ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 18         $ (151.55)              VENDOR
                                                            $ (12.48)              POSTAGE CHARGES MISC
                                                            $ (54.81)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING 1996
                                                             $ (2.63)              POSTAGE
                                                           $ (166.71)              VENDOR
                                                            $ (19.67)              VENDOR/ANNUAL REPORT
                                                           $ (110.06)              VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 19          $ (15.12)              VENDOR/POSTAGE/ENV CHARGE
                                                             $ (5.70)              VENDOR
                                                           $ (117.62)              VENDOR/ANNUAL REPORT
                                                            $ (19.03)              VENDOR/POSTAGE/ENV CHARGES - TAX REPORTING
                                                             $ (6.52)              VENDOR/CHECK CHARGES
                                                             $ (7.43)              VENDOR/1099 EXPENSE
                                                            $ (53.04)              VENDOR
                                                            $ (38.58)              ENCLOSURE MAILING
                                                             $ (4.77)              VENDOR/PRINTING CHARGES MISC FORMS
                                                              $ 7.55               ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                            $ (39.44)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                             $ (0.65)              VENDOR/ANNUAL REPORT
                                                            $ (59.43)              VENDOR/ANNUAL REPORT
                                                             $ (7.84)              VENDOR/1099 TAX FORMS
                                                            $ (54.29)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                            $ (10.94)              2ND TERM MAIL POST CHG
                                                             $ (1.29)              VENDOR/POSTAGE CHARGE MISC FORMS
                                                             $ (2.58)              VENDOR MISC FORMS
                                                            $ (28.16)              MISC POSTAGE
                                                             $ (1.23)              VENDOR
                                                             $ (2.25)              VENDOR/PRESORT CHARGES
                                                            $ (25.18)              VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 20           $ (2.24)              VENDOR/POSTAGE CHARGES
                                                            $ (97.43)              VENDOR
                                                             $ (4.20)              VENDOR/1099 POSTAGE
                                                            $ (34.10)              VENDOR
                                                             $ (6.51)              VENDOR/POSTAGE CHARGES
                                                             $ (8.28)              VENDOR/POSTAGE/ENV CHARGES
                                                             $ (6.72)              PST/MISC MAILINGS
                                                            $ (42.48)              VENDOR/ANNUAL REPORTS
                                                           $ (169.92)              VENDOR/ANNUAL REPORTS
                                                            $ (33.09)              VENDOR/ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Series 21          $ (11.07)              VENDOR/POSTAGE/ENV CHARGE
                                                             $ (3.96)              VENDOR/CHECK CHARGES
                                                             $ (5.45)              VENDOR/1099 EXPENSE
                                                            $ (53.04)              VENDOR
                                                             $ (3.49)              VENDOR/PRINTING CHARGES MISC FORMS
                                                              $ 7.55               ADJUSTMENTS EXCEEDED PREMIUM FGIC PAYABLE
                                                            $ (39.44)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                             $ (0.33)              VENDOR/ANNUAL REPORT
                                                            $ (58.92)              VENDOR/ANNUAL REPORT
                                                            $ (14.59)              SPN FEES
                                                             $ (5.64)              VENDOR/1099 TAX FORMS
                                                            $ (53.77)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING 1996
                                                             $ (8.21)              2ND TERM MAIL POST CHG
                                                             $ (0.92)              VENDOR POSTAGE CHARGE MISC FORMS
                                                             $ (1.86)              VENDOR/MISC FORMS
                                                            $ (27.84)              MISC POSTAGE
                                                             $ (0.88)              VENDOR/MISC FORMS/CHECKS
                                                             $ (1.62)              VENDOR/PRESORT CHARGES
                                                            $ (18.88)              VENDOR/ANNUAL REPORT
                                                           $ (108.55)              VENDOR/ANNUAL REPORT
                                                            $ (13.69)              VENDOR/POSTAGE/ENV CHARGES - TAX REPORTING
                                                             $ (4.77)              VENDOR/CHECK CHARGES

Prudential Unit Trust Insured Tax Exempt Series 22         $ (303.10)              VENDOR
                                                             $ (2.96)              VENDOR/CHECK CHARGES
                                                            $ (91.93)              PASSPORT INSURANCE PAYMENT FOR FGIC
                                                           $ (333.41)              VENDOR
                                                             $ 82.74               ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                           $ (287.95)              VENDOR
                                                             $ (5.64)              VENDOR/POSTAGE/PRESORT
                                                            $ (41.93)              PRINTING CHARGES
                                                             $ (0.96)              PST CHG 2ND TERM MAILING
                                                            $ (55.76)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                             $ (6.72)              PST/MISC MAILINGS
                                                             $ (0.72)              VENDOR/MISC FORMS
                                                            $ (90.93)              VENDOR
                                                            $ (12.07)              VENDOR/ANNUAL REPORT
                                                            $ (31.33)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (95.51)              VENDOR/ANNUAL REPORT
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                             $ (4.01)              VENDOR/1099 POSTAGE
                                                            $ (42.48)              VENDOR/ANNUAL REPORTS
                                                           $ (169.92)              VENDOR/ANNUAL REPORTS
                                                            $ (39.38)              VENDOR/ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 23          $ (51.85)              PASSPORT INSURANCE PAYMENT FOR FGIC
                                                           $ (151.55)              VENDOR
                                                           $ (166.71)              VENDOR
                                                           $ (143.97)              VENDOR
                                                             $ (7.25)              VENDOR POSTAGE/PRESORT
                                                             $ (3.81)              VENDOR CHECK CHARGES
                                                            $ (26.09)              RPRINTING CHARGES
                                                             $ (1.28)              PST CHG 2ND TERM MAILING
                                                            $ (32.93)              VENDOR PRUDENTIAL ANNUAL RPT MAILING
                                                             $ (8.64)              PST/MISC MAILINGS
                                                             $ (0.93)              VENDOR/MISC FORMS
                                                            $ (45.47)              VENDOR
                                                            $ (11.41)              VENDOR/ANNUAL REPORT
                                                            $ (40.26)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (67.27)              VENDOR ANNUAL REPORT
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                             $ (4.92)              VENDOR/1099 POSTAGE
                                                            $ (37.08)              VENDOR ANNUAL REPORTS
                                                           $ (148.32)              VENDOR ANNUAL REPORTS
                                                            $ (23.26)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 24           $ (3.35)              VENDOR MISC/PRINTING/POSTAGE OCT/DEC 2000
                                                             $ (4.85)              VENDOR/MISC POSTAGE/PRINTING CHARGES
                                                           $ (119.32)              VENDOR/ANNUAL REPORTS
                                                            $ (28.26)              VENDOR/ANNUAL REPORTS
                                                             $ (7.48)              PST MAY 2001
                                                             $ (6.78)              PRUDENTIAL SPONSOR FEES
                                                            $ (75.33)              VENDOR/ANNUAL REPORTS
                                                            $ (15.81)              VENDOR/ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 25          $ (35.02)              PASSPORT INSURANCE PAYMENT FOR FGIC
                                                             $ 31.51               ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                             $ (2.88)              VENDOR/MISC POSTAGE CHARGES
                                                             $ (5.11)              VENDOR/1099 POSTAGE
                                                           $ (151.55)              VENDOR
                                                            $ (53.04)              VENDOR
                                                             $ (8.51)              VENDOR/POSTAGE CHARGES
                                                            $ (10.64)              VENDOR/POSTAGE/ENV CHARGES
                                                             $ (8.64)              PST/MISC MAILINGS
                                                            $ (39.60)              VENDOR/ANNUAL REPORTS
                                                           $ (158.40)              VENDOR/ANNUAL REPORTS
                                                             $ (1.65)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (28.55)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 26           $ (4.37)              VENDOR/MISC POSTAGE CHARGES
                                                           $ (303.10)              VENDOR
                                                             $ (9.30)              VENDOR/1099 POSTAGE
                                                           $ (106.09)              VENDOR
                                                            $ (13.23)              VENDOR POSTAGE CHARGES
                                                            $ (16.16)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                            $ (13.12)              PST/MISC MAILINGS 12/98
                                                            $ (55.44)              VENDOR ANNUAL REPORTS
                                                           $ (221.76)              VENDOR ANNUAL REPORTS
                                                             $ (1.32)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (51.07)              VENDOR/ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 27           $ (5.55)              VENDOR MISC POSTAGE CHARGES
                                                             $ (9.85)              VENDOR 1099 POSTAGE
                                                           $ (303.10)              VENDOR
                                                           $ (106.09)              VENDOR
                                                            $ (16.70)              VENDOR/POSTAGE CHARGES
                                                            $ (20.50)              VENDOR/POSTAGE/ENV CHARGES
                                                            $ (16.64)              PST/MISC MAILINGS
                                                            $ (49.86)              VENDOR/ANNUAL REPORTS
                                                           $ (199.44)              VENDOR/ANNUAL REPORTS
                                                             $ (2.97)              MAY 99 POSTAGE 2ND TERM MAILING

Prudential Unit Trust Insured Tax Exempt Series 28           $ (8.96)              VENDOR/POSTAGE/PRINTING/PRESORT APRIL 99
                                                            $ (10.87)              VENDOR 1099 SUBCHARGES POSTAGE/STATIONER
                                                           $ (303.10)              VENDOR
                                                            $ (17.36)              VENDOR/PRESORT
                                                            $ (90.93)              VENDOR
                                                            $ (11.55)              PST/MISC MAILINGS JUNE/JULY 99
                                                            $ (38.41)              VENDOR/ANNUAL REPORTS
                                                            $ (49.73)              POSTAGE CHARGES
                                                             $ (0.99)              MISC MAILINGS
                                                            $ (32.94)              VENDOR/ANNUAL REPORTS
                                                           $ (131.76)              VENDOR/ANNUAL REPORTS
                                                            $ (16.32)              VENDOR/Annual Reports
                                                            $ (21.40)              VENDOR Annual Reports
                                                             $ (0.66)              PRINTING CHARGES

Prudential Unit Trust Insured Tax Exempt Series 29         $ (333.41)              VENDOR
                                                             $ (0.81)              COMMISSION TAKEN THROUGH 02/09/98
                                                             $ (3.28)              VENDOR/LETTERHEAD/ENV/FORMS/LABELS CHARGE
                                                           $ (123.26)              VENDOR/ANNUAL REPORT
                                                            $ (54.08)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (45.47)              VENDOR
                                                            $ (21.76)              POSTAGE MISC MAILINGS
                                                           $ (303.10)              VENDOR
                                                            $ (43.13)              SPN FEES
                                                            $ (18.21)              VENDOR/CHECK CHARGES
                                                            $ (18.73)              VENDOR/POSTAGE/PRESORT/ENV CHARGES
                                                            $ (60.83)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING
                                                             $ (4.16)              PST 2ND TERM MAILING
                                                            $ (25.44)              VENDOR/ANNUAL REPORT
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                            $ (12.40)              VENDOR/1099 POSTAGE
                                                            $ (57.06)              VENDOR ANNUAL REPORTS
                                                           $ (228.24)              VENDOR/ANNUAL REPORTS
                                                            $ (49.71)              VENDOR/ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 30          $ (32.35)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (45.47)              VENDOR
                                                            $ (22.08)              POSTAGE MISC MAILINGS
                                                           $ (303.10)              VENDOR
                                                            $ (63.15)              SPN FEES
                                                             $ (1.75)              COMMISSION TAKEN THROUGH 02/09/98
                                                             $ (3.33)              VENDOR LETTERHEAD/ENV/FORMS/LABELS CHARGE
                                                           $ (333.41)              VENDOR
                                                            $ (34.63)              VENDOR/PRUDENTIAL ANNUAL RPT MAILING 1997
                                                             $ (4.16)              PST 2ND TERM MAILING 5/98
                                                            $ (23.81)              VENDOR/ANNUAL REPORT
                                                            $ (89.54)              VENDOR/ANNUAL REPORT
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                            $ (12.59)              VENDOR 1099 POSTAGE
                                                           $ (185.76)              VENDOR ANNUAL REPORTS
                                                            $ (46.44)              VENDOR ANNUAL REPORTS
                                                            $ (29.89)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 31          $ (14.19)              VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                            $ (17.34)              VENDOR 1099 SUBCHARGES POSTAGE/STATIONER
                                                           $ (303.10)              VENDOR
                                                            $ (27.78)              VENDOR PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                            $ (90.93)              VENDOR
                                                            $ (18.48)              PST/MISC MAILINGS
                                                            $ (51.99)              VENDOR ANNUAL REPORTS
                                                            $ (49.73)              POSTAGE CHARGES
                                                             $ (3.30)              MISC MAILINGS
                                                           $ (154.80)              VENDOR/ANNUAL REPORTS
                                                            $ (38.70)              VENDOR ANNUAL REPORTS
                                                            $ (27.93)              VENDOR Annual Reports
                                                            $ (21.29)              VENDOR Annual Reports
                                                             $ (2.64)              PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Tax Exempt Series 32           $ (5.69)              VENDOR CHECK CHARGES NOV 97
                                                           $ (151.55)              VENDOR
                                                            $ (10.36)              VENDOR POSTAGE/ENV/PRESORT
                                                             $ (0.88)              COMMISSION TAKEN THROUGH 01/09/98
                                                             $ (1.18)              VENDOR IMAGING EXPENSES
                                                             $ (0.88)              COMMISSION TAKEN THROUGH 12/09/97
                                                             $ (3.36)              VENDOR TELEPHONE CHARGES NOV 97
                                                            $ (12.56)              VENDOR POSTAGE/ENV/PRESORT NOV 97
                                                             $ (2.72)              VENDOR SOFTWARE ZIP CODE UPDATE
                                                            $ (47.84)              VENDOR PRU PRUDENTIAL ANNUAL RPT MAILING 1997
                                                             $ (1.28)              POSTAGE 2ND TERM MAILING 5/98
                                                             $ (2.88)              POSTAGE CHARGES 2ND TERM NOTICE 3/98
                                                            $ (11.74)              VENDOR ANNUAL REPORT
                                                            $ (86.10)              VENDOR ANNUAL REPORT
                                                            $ (53.33)              SPN FEES
                                                            $ (34.97)              ENCLOSURER MAILINGS A/O 10/6/97
                                                             $ (4.22)              PRINTING CHARGES DEC 97
                                                             $ (1.76)              VENDOR LETTERHEAD/ENV/FORMS/LABELS CHARGE
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS

Prudential Unit Trust Insured Tax Exempt Series 33           $ (2.14)              VENDOR LETTERHEAD/ENV/FORMS/LABELS CHARGE
                                                           $ (333.41)              VENDOR
                                                            $ (45.47)              VENDOR
                                                            $ (14.40)              POSTAGE MISC MAILINGS FEB 98
                                                           $ (303.10)              VENDOR
                                                            $ (82.00)              SPN FEES
                                                            $ (29.82)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                             $ (1.92)              PST 2ND TERM MAILING 5/98
                                                            $ (18.59)              VENDOR ANNUAL REPORT
                                                            $ (75.47)              VENDOR ANNUAL REPORT
                                                            $ (25.11)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                             $ (8.21)              VENDOR 1099 POSTAGE
                                                           $ (158.40)              VENDOR ANNUAL REPORTS
                                                            $ (39.60)              VENDOR ANNUAL REPORTS
                                                            $ (23.17)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 34           $ (6.49)              VENDOR CHECK CHARGES MARCH 98
                                                           $ (303.10)              VENDOR
                                                           $ (114.98)              VENDOR ANNUAL REPORT
                                                           $ (333.41)              VENDOR
                                                           $ (287.95)              VENDOR
                                                            $ (12.35)              VENDOR POSTAGE/PRESORT
                                                             $ (2.88)              PST CHG 2ND TERM MAILING
                                                             $ (1.34)              XFER OF FDS PRINTING CHARGES TERM ENC
                                                            $ (66.34)              VENDOR PRUDENTIAL ANNUAL RPT
                                                            $ (46.88)              TERMINATION ENCLOSURES
                                                            $ (14.72)              PST/MISC MAILINGS 4/98
                                                             $ (1.58)              VENDOR JORDAN INV# UTD01909. IEA MISC FORMS
                                                            $ (90.93)              VENDOR
                                                            $ (16.31)              VENDOR ANNUAL REPORT
                                                            $ (68.59)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                             $ (8.39)              VENDOR 1099 POSTAGE
                                                            $ (50.04)              VENDOR ANNUAL REPORTS
                                                           $ (200.16)              VENDOR ANNUAL REPORTS
                                                            $ (45.19)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 35         $ (287.95)              VENDOR
                                                             $ (9.40)              VENDOR POSTAGE/PRESORT
                                                             $ (4.94)              VENDOR CHECK CHARGES MARCH 98
                                                           $ (303.10)              VENDOR
                                                            $ (37.47)              TERMINATION ENCLOSURES
                                                            $ (11.20)              PST/MISC MAILINGS 4/98
                                                             $ (1.20)              VENDOR MISC FORMS
                                                            $ (90.93)              VENDOR
                                                            $ (15.98)              VENDOR ANNUAL REPORT
                                                            $ (52.19)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (95.67)              VENDOR ANNUAL REPORT
                                                           $ (333.41)              VENDOR
                                                             $ (2.88)              PST CHG 2ND TERM MAILING JUNE 98
                                                             $ (1.34)              XFER OF FDS PRT CHARGES TERM ENC
                                                            $ (49.54)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                            $ (71.87)              PRINT/TERM CHARGES CKS/FORMS
                                                             $ (6.75)              VENDOR 1099 POSTAGE
                                                           $ (174.24)              VENDOR ANNUAL REPORTS
                                                            $ (43.56)              VENDOR ANNUAL REPORTS
                                                            $ (34.49)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 36         $ (166.71)              VENDOR
                                                           $ (106.09)              VENDOR
                                                            $ (16.12)              PRUDENTIAL SPONSOR FEES
                                                           $ (110.16)              VENDOR ANNUAL REPORTS
                                                            $ (23.12)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 37           $ (2.88)              VENDOR MISC POSTAGE CHARGES
                                                           $ (173.20)              VENDOR
                                                             $ (5.29)              VENDOR 1099 POSTAGE
                                                            $ (60.62)              VENDOR
                                                             $ (8.51)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (10.64)              VENDOR POSTAGE ENV CHARGES NOV 98
                                                             $ (8.64)              PST/MISC MAILINGS 12/98
                                                            $ (43.74)              VENDOR ANNUAL REPORTS
                                                           $ (174.96)              VENDOR ANNUAL REPORTS
                                                             $ (0.66)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (34.49)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 38          $ (11.66)              VENDOR POSTAGE/ENV/PRESORT
                                                           $ (181.86)              VENDOR
                                                             $ (2.13)              VENDOR IMAGING CHARGES
                                                             $ (3.82)              VENDOR PRESORT JAN THRU JULY 98
                                                             $ (2.53)              VENDOR POST OFFICE/SPECIAL PROGRAM CHARGE
                                                           $ (190.52)              VENDOR
                                                            $ (11.84)              PST MISC MAILINGS 8/98
                                                           $ (181.86)              VENDOR
                                                           $ (190.52)              VENDOR
                                                             $ (2.56)              PST/2ND TERMINATION MAILING 10/98
                                                            $ (71.87)              PRINT/TERM CHARGES CKS/FORMS
                                                             $ (7.11)              VENDOR 1099 POSTAGE
                                                           $ (173.20)              VENDOR
                                                            $ (50.04)              VENDOR ANNUAL REPORTS
                                                           $ (200.16)              VENDOR ANNUAL REPORTS
                                                            $ (44.35)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 39           $ (3.63)              VENDOR MISC POSTAGE CHARGES
                                                             $ (6.75)              VENDOR 1099 POSTAGE
                                                           $ (194.85)              VENDOR
                                                            $ (68.20)              VENDOR
                                                            $ (10.40)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (13.40)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                            $ (10.88)              PST/MISC MAILINGS 12/98
                                                            $ (33.13)              PST & PROCESSING FEES RE: TERMINATION
                                                           $ (204.48)              VENDOR ANNUAL REPORTS
                                                            $ (51.12)              VENDOR ANNUAL REPORTS
                                                             $ (1.98)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (45.64)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 40          $ (83.35)              VENDOR
                                                             $ (1.66)              VENDOR PRINTING CHARGES OCT THRU DEC 98
                                                            $ (50.35)              PROCESSING FEE FOR TERMINATION
                                                             $ (9.45)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (11.83)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                            $ (15.16)              VENDOR
                                                            $ (23.42)              VENDOR POSTAGE/PRESORT CHARGES DEC 98
                                                            $ (61.85)              SPONSOR FEE FOR 1998
                                                             $ (9.90)              PST/MISC MAILINGS JAN 99
                                                           $ (198.00)              VENDOR ANNUAL REPORTS
                                                            $ (49.50)              VENDOR ANNUAL REPORTS
                                                            $ (46.84)              VENDOR ANNUAL REPORTS
                                                            $ (50.35)              VENDOR ANNUAL REPORTS
                                                                 $ -               VENDOR Annual Reports
                                                                 $ -               VENDOR Annual Reports

Prudential Unit Trust Insured Tax Exempt Series 41           $ (2.99)              VENDOR MISC POSTAGE CHARGES
                                                             $ (5.47)              VENDOR 1099 POSTAGE
                                                           $ (173.20)              VENDOR
                                                            $ (60.62)              VENDOR
                                                             $ (8.82)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (11.04)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                             $ (8.96)              PST/MISC MAILINGS 12/98
                                                            $ (35.41)              PST & PROCESSING FEES RE: TERMIANTION 12/98
                                                            $ (44.64)              VENDOR ANNUAL REPORTS
                                                           $ (178.56)              VENDOR ANNUAL REPORTS
                                                             $ (1.98)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (36.22)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Tax Exempt Series 42         $ (318.26)              VENDOR
                                                            $ (19.20)              VENDOR PST/QUAL ASSUR/PRT/PRESORT/ENV
                                                           $ (287.95)              VENDOR
                                                            $ (15.16)              VENDOR
                                                           $ (201.57)              SPONSOR FEE TO 12/31/99
                                                             $ (4.22)              VENDOR MISC PRINTING CHARGES OCT/DEC 1999
                                                            $ (48.78)              VENDOR ANNUAL REPORTS
                                                           $ (195.12)              VENDOR ANNUAL REPORTS
                                                             $ (4.44)              VENDOR Annual Reports
                                                             $ (3.38)              VENDOR Annual Reports
                                                             $ (9.57)              PRINTING CHARGES DTC JAN 2000
                                                             $ (1.32)              PST MISC MAILINGS MAY & JUNE 2000
                                                             $ (1.25)              SPONSOR FEE FOR 12/31/2000
                                                            $ (42.84)              VENDOR ANNUAL REPORTS
                                                           $ (180.88)              VENDOR ANNUAL REPORTS
                                                            $ (62.48)              VENDOR

Prudential Unit Trust Tax Exempt Series 1                    $ (0.52)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Tax Exempt Series 2                   $ (45.90)              ENCLOSURE MAILING
                                                            $ (45.90)              ENCLOSURE MAILING
                                                             $ 45.90               ENCLOSURE MAILING
                                                              $ 4.62               REIMB OF EVAL FEES FOR TERM TRUSTS
                                                             $ (4.62)              REIMB OF EVAL FEES FOR TERM TRUSTS

Prudential Unit Trust Tax Exempt Series 3                    $ 32.81               COMMISSION TAKEN THROUGH 11/09/95
                                                             $ (1.04)              VENDOR
                                                                                    PRUDENTIAL ANNUAL RPT MAILING 1996
                                                            $ (32.81)              COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Tax Exempt Series 4                    $ 53.38               COMMISSION TAKEN THROUGH 11/09/95
                                                             $ (0.52)              VENDOR PRU SEC  INV# A0131055. AVP
                                                                                    PRUDENTIAL ANNUAL RPT MAILING 1996
                                                            $ (53.38)              COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Tax Exempt Series 5                   $ 336.73               TERM EXPENSES TO 8/18/95
                                                           $ (336.73)              TERM EXPENSES TO 8/18/95

Prudential Unit Trust Tax Exempt Series 6                    $ (3.98)              POSTAGE
                                                            $ (27.14)              VENDOR ANNUAL REPORT
                                                           $ (135.75)              VENDOR ANNUAL REPORT
                                                            $ (18.88)              POSTAGE CHARGES MISC DEC 1996
                                                            $ (70.11)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Tax Exempt Series 7                   $ (11.02)              VENDOR PRINTING CHARGES FOR JUNE
                                                             $ (8.24)              VENDOR PRINTING CHARGES FOR AUG
                                                             $ (3.33)              VENDOR PRINTING CHARGES FOR OCT
                                                             $ (4.76)              VENDOR PRINITING CHARGES FOR JULY
                                                             $ (0.97)              VENDOR PRINTING CHARGES FOR JUNE
                                                             $ (0.20)              VENDOR PRINTING CHARGES FOR JULY
                                                             $ (1.23)              VENDOR PRINTING CHARGES FOR AUG
                                                             $ (0.32)              VENDOR PRINTING CHARGES FOR SEPT
                                                            $ (28.44)              COMMISSION TAKEN THROUGH 11/09/95
                                                           $ (159.13)              VENDOR
                                                             $ (0.42)              VENDOR MICROFILM/FICHE CHARGES SEPT/OCT
                                                             $ (0.18)              VENDOR CHASE LETTERHEAD/CHECKS
                                                            $ (28.44)              COMMISSION TAKEN THROUGH 12/09/95
                                                           $ (151.55)              VENDOR
                                                             $ (3.00)              VENDOR POSTAGE CHARGES FOR OCT 95
                                                             $ (3.05)              VENDOR PST/ENV CHARGES FOR NOV 95
                                                           $ (174.28)              VENDOR
                                                             $ (2.57)              VENDOR CHECK CHARGES FOR NOV 95
                                                            $ (12.91)              PST & ENV CHARGES NOV 95 MEMO #402
                                                           $ (143.97)              VENDOR
                                                           $ (159.13)              VENDOR
                                                            $ 583.46               CLAIM FOR EVAL FEES FOR TERM TRS
                                                            $ (60.60)              1995 ANNUAL REPORT EXPENSE
                                                            $ 159.13               CLAIM FOR EVAL FEES FOR TERM TRS
                                                              $ 4.62               REIMB OF EVAL FEES FOR TERM TRUSTS

Prudential Unit Trust Tax Exempt Series 8                    $ (1.57)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                            $ (65.63)              COMMISSION TAKEN THROUGH 11/09/95
                                                             $ 65.63               COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Tax Exempt Series 9                    $ (1.04)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996


Prudential Unit Trust Tax Exempt Series 10                  $ (28.32)              VENDOR ANNUAL REPORT
                                                           $ (152.37)              VENDOR ANNUAL REPORT
                                                            $ (80.91)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
Prudential Unit Trust Tax Exempt Series 11                 $ (127.69)              VENDOR ANNUAL REPORT
                                                            $ (56.90)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                            $ (30.69)              VENDOR ANNUAL REPORT
Prudential Unit Trust Tax Exempt Series 12                 $ (318.26)              VENDOR
                                                            $ (33.10)              VENDOR PST/QUALASSUR/PRT/PRESORT/ENV
                                                            $ (15.16)              VENDOR
                                                           $ (287.95)              VENDOR
                                                            $ (40.60)              SPONSOR FEE TO 12/31/99
                                                             $ (7.28)              VENDOR MISC PRINTING CHARGES OCT/DEC 1999
                                                            $ (44.10)              VENDOR ANNUAL REPORTS
                                                           $ (176.40)              VENDOR ANNUAL REPORTS
                                                            $ (32.89)              VENDOR Annual Reports
                                                            $ (25.07)              VENDOR Annual Reports
                                                            $ (16.83)              PRINTING CHARGES DTC JAN 2000
                                                             $ (1.32)              PST MISC MAILINGS MAY & JUNE 2000
                                                             $ (0.06)              SPONSOR FEE FOR 12/31/2000
                                                           $ (196.08)              VENDOR ANNUAL REPORTS
                                                            $ (46.44)              VENDOR ANNUAL REPORTS
                                                            $ (55.59)              VENDOR
                                                         $(21,638.40)              FDS XFER

Prudential Unit Trust Tax Exempt Series 13                 $ (193.23)              VENDOR
                                                            $ (29.79)              VENDOR PST/QUALASSUR/PRT/PRESORT/ENV
                                                           $ (174.82)              VENDOR
                                                             $ (9.20)              VENDOR
                                                            $ (40.60)              SPONSOR FEE TO 12/31/99
                                                             $ (6.55)              VENDOR MISC PRINTING CHARGES OCT/DEC 1999
                                                           $ (170.64)              VENDOR ANNUAL REPORTS
                                                            $ (42.66)              VENDOR ANNUAL REPORTS
                                                            $ (24.88)              VENDOR Annual Reports
                                                            $ (32.63)              VENDOR Annual Reports
                                                            $ (14.85)              PRINTING CHARGES DTC JAN 2000
                                                             $ (2.31)              PST MISC MAILINGS MAY & JUNE 2000
                                                             $ (0.26)              SPONSOR FEE FOR 12/31/2000
                                                            $ (41.94)              VENDOR ANNUAL REPORTS
                                                           $ (177.08)              VENDOR ANNUAL REPORTS
                                                            $ (51.66)              VENDOR

Prudential Unit Trust Tax Exempt Series 14                 $ (318.26)              VENDOR
                                                            $ (26.48)              VENDOR PST/QUALASSUR/PRT/PRESORT/ENV
                                                             $ (7.00)              COMMISSION TAKEN THROUGH 02/09/00
                                                           $ (287.95)              VENDOR
                                                            $ (15.16)              VENDOR
                                                              $ 7.00               COMMISSION TAKEN THROUGH 02/09/00
                                                            $ (22.95)              SPONSOR FEE TO 12/31/99
                                                             $ (5.82)              VENDOR MISC PRINTING CHARGES OCT/DEC 1999
                                                           $ (179.28)              VENDOR ANNUAL REPORTS
                                                            $ (44.82)              VENDOR  ANNUAL REPORTS
                                                            $ (27.86)              VENDOR Annual Reports
                                                            $ (36.54)              VENDOR Annual Reports
                                                            $ (13.20)              PRINTING CHARGES DTC JAN 2000
                                                             $ (0.99)              PST MISC MAILINGS MAY & JUNE 2000
                                                             $ (0.23)              SPONSOR FEE FOR 12/31/2000
                                                            $ (44.64)              VENDOR  ANNUAL REPORTS
                                                           $ (188.48)              VENDOR ANNUAL REPORTS
                                                            $ (59.53)              VENDOR

Prudential Unit Trust Tax Exempt Series 15                  $ (14.56)              VENDOR ANNUAL REPORT
                                                           $ (109.56)              VENDOR ANNUAL REPORT
                                                            $ (97.43)              VENDOR
                                                             $ (9.92)              POSTAGE CHARGES MISC DEC 1996
                                                            $ (61.60)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                             $ (0.88)              POSTAGE
                                                           $ (107.17)              VENDOR

Prudential Unit Trust Tax Exempt Series 16                   $ (2.99)              VENDOR MISC POSTAGE CHARGES
                                                             $ (5.65)              VENDOR 1099 POSTAGE
                                                           $ (151.55)              VENDOR
                                                            $ (53.04)              VENDOR
                                                             $ (8.82)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (11.04)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                             $ (8.96)              PST/MISC MAILINGS 12/98
                                                            $ (45.00)              VENDOR ANNUAL REPORTS
                                                           $ (180.00)              VENDOR ANNUAL REPORTS
                                                             $ (1.32)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (43.32)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Tax Exempt Series 17                  $ (17.28)              POSTAGE CHARGES MISC DEC 1996
                                                           $ (140.79)              VENDOR ANNUAL REPORT
                                                           $ (151.55)              VENDOR
                                                            $ (78.46)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                             $ (7.01)              POSTAGE
                                                           $ (166.71)              VENDOR
                                                            $ (24.39)              VENDOR ANNUAL REPORT

Prudential Unit Trust Tax Exempt Series 18                   $ (4.59)              VENDOR MISC POSTAGE CHARGES
                                                             $ (8.75)              VENDOR 1099 POSTAGE
                                                           $ (151.55)              VENDOR
                                                            $ (53.04)              VENDOR
                                                            $ (13.55)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (16.95)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                            $ (13.76)              PST/MISC MAILINGS 12/98
                                                            $ (51.30)              VENDOR ANNUAL REPORTS
                                                           $ (205.20)              VENDOR ANNUAL REPORTS
                                                             $ (2.64)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (39.42)              ANNUAL REPORT MAILINGS ADP 1998
                                                             $ (4.38)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Tax Exempt Series 19                   $ (4.27)              VENDOR MISC POSTAGE CHARGES
                                                             $ (8.39)              VENDOR 1099 POSTAGE
                                                           $ (151.55)              VENDOR
                                                            $ (53.04)              VENDOR
                                                            $ (12.29)              VENDOR POSTAGE CHARGES OCT 98
                                                            $ (15.77)              VENDOR POSTAGE/ENV CHARGES NOV 98
                                                            $ (12.80)              PST/MISC MAILINGS 12/98
                                                           $ (207.36)              VENDOR ANNUAL REPORTS
                                                            $ (51.84)              VENDOR ANNUAL REPORTS
                                                             $ (1.65)              MAY 99 POSTAGE 2ND TERM MAILING
                                                            $ (47.86)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Tax Exempt Series 20                   $ (3.53)              VENDOR CHECK CHARGES MARCH 98
                                                           $ (151.55)              VENDOR
                                                           $ (109.77)              VENDOR ANNUAL REPORT
                                                           $ (166.71)              VENDOR
                                                           $ (143.97)              VENDOR
                                                             $ (6.71)              VENDOR MARCH 98 POSTAGE/PRESORT
                                                            $ (53.16)              PRINTING CHARGEDS ADP 4/99
                                                             $ (1.28)              PST CHG 2ND TERM MAILING JUNE 98
                                                            $ (69.97)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                             $ (8.00)              PST/MISC MAILINGS 4/98
                                                             $ (0.86)              VENDOR MISC FORMS MARCH 98
                                                            $ (45.47)              VENDOR
                                                             $ (9.46)              VENDOR ANNUAL REPORT
                                                            $ (37.28)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (71.87)              TERM/PRINT CHARGES CKS/FORMS
                                                             $ (4.56)              VENDOR 1099 POSTAGE
                                                            $ (49.14)              VENDOR ANNUAL REPORTS
                                                           $ (196.56)              VENDOR ANNUAL REPORTS
                                                            $ (53.78)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Tax Exempt Series 21                   $ (3.81)              VENDOR CHECK CHARGES MARCH 98
                                                           $ (151.55)              VENDOR
                                                             $ (0.93)              VENDOR  MISC FORMS MARCH 98
                                                            $ (45.47)              VENDOR
                                                            $ (10.11)              VENDOR ANNUAL REPORT
                                                            $ (40.26)              PRINTING CHARGES TERMINATION ENCLOSURES
                                                            $ (85.54)              VENDOR ANNUAL REPORT
                                                           $ (166.71)              VENDOR
                                                           $ (143.97)              VENDOR
                                                             $ (7.25)              VENDOR  MARCH 98 POSTAGE/PRESORT
                                                             $ (0.64)              PST CHG 2ND TERM MAILING JUNE 1998
                                                            $ (48.58)              VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                            $ (39.45)              TERMINATION ENCLOSURES 4/98 ADP
                                                             $ (8.64)              PST/MISC MAILINGS 4/98
                                                            $ (71.87)              PRINT/TERM CHARGES CKS/FORMS
                                                             $ (5.29)              VENDOR 1099 POSTAGE
                                                           $ (171.36)              VENDOR  ANNUAL REPORTS
                                                            $ (42.84)              VENDOR ANNUAL REPORTS
                                                            $ (41.39)              VENDOR ANNUAL REPORTS

Prudential Unit Trust Multistate Tax Exempt Series 1 CAL TR  $ 23.63                COMMISSION TAKEN THROUGH 11/09/95
                                                            $ (23.63)               COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Multistate Tax Exempt Series 1 WV TR  $ (21.07)               VENDOR POSTAGE/STATIONERY 1999 1099'S SUB
                                                            $ (19.15)               VENDOR POSTAGE/QUAL ASSUR/PRT/PRESORT
                                                            $ (22.81)               VENDOR POSTAGE/QUAL ASSUR/PRINTING/PRESOR
                                                            $ (53.04)               VENDOR
                                                            $ (36.14)               PRINTING CHARGES ADP AUG 2000
                                                            $ (60.50)               PRINTING CHG ENCLOSUER JULY- AUG
                                                            $ (18.51)               SPONSOR FEE FOR 12/31/2000
                                                            $ (34.38)               VENDOR ANNUAL REPORTS
                                                           $ (145.16)               VENDOR ANNUAL REPORTS
                                                            $ (36.40)               VENDOR

Prudential Unit Trust Insured Multistate Tax Exempt Series 3 CAL TR   $ (6.69)      VENDOR  ANNUAL REPORT
                                                                     $ (60.70)      VENDOR ANNUAL REPORT
                                                                     $ (25.58)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Multistate Tax Exempt Series 5 CAL TR   $ (1.05)      POSTAGE CHARGES 2ND TERM NOTICE 11/15/96
                                                                                     MAILING
                                                                     $ (21.92)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (10.62)      VENDOR ANNUAL REPORT
                                                                     $ (61.71)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 8 CAL TR  $ (57.18)      VENDOR ANNUAL REPORT
                                                                     $ (16.70)      VENDOR PRU PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (11.80)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 10 CAL TR $ (50.54)      ENCLOSURE MAILING
                                                                     $ (15.66)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (9.44)      VENDOR ANNUAL REPORT
                                                                     $ (52.65)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 12 CAL TR $ (27.14)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (15.74)      VENDOR ANNUAL REPORT
                                                                     $ (74.30)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 1 NJ TR   $ (12.20)      VENDOR ANNUAL REPORT
                                                                     $ (63.22)      VENDOR ANNUAL REPORT
                                                                     $ (21.40)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Multistate Tax Exempt Series 2 NJ TR    $ 56.84       COMMISSION TAKEN THROUGH 11/09/95
                                                                      $ (1.04)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (56.84)      COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 4 NJ TR   $ (16.13)      VENDOR ANNUAL REPORT
                                                                     $ (74.81)      VENDOR ANNUAL REPORT
                                                                     $ (27.14)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Multistate Tax Exempt Series 6 NJ TR   $ (99.99)      VENDOR ANNUAL REPORT
                                                                     $ (38.11)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (25.96)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 8 NJ      $ (37.58)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (18.49)      VENDOR ANNUAL REPORT
                                                                     $ (89.92)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 10 NJ TR  $ (87.40)      VENDOR ANNUAL REPORT
                                                                     $ (36.54)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (17.70)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 11 NJ TR $ (103.52)      VENDOR ANNUAL REPORT
                                                                     $ (52.20)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (16.13)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 13 NJ      $ 30.31       ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                     $ (95.26)      VENDOR
                                                                     $ (60.62)      VENDOR
                                                                     $ (12.24)      PRUDENTIAL SPONSOR FEES
                                                                     $ (21.76)      VENDOR ANNUAL REPORTS
                                                                    $ (103.68)      VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 16 NJ     $ (94.45)      VENDOR ANNUAL REPORT
                                                                      $ (0.84)      POSTAGE CHARGES 2ND TERM NOTICE 11/15/96
                                                                                     MAILING
                                                                     $ (41.76)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (18.49)      VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 17 NJ TR  $ (50.40)      PASSPORT INSURANCE PAYMENT FOR FGIC
                                                                      $ 45.36       ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                      $ (3.20)      VENDOR MISC POSTAGE CHARGES
                                                                      $ (6.38)      VENDOR 1099 POSTAGE
                                                                     $ (97.43)      VENDOR
                                                                     $ (34.10)      VENDOR
                                                                      $ (9.45)      VENDOR POSTAGE CHARGES OCT 98
                                                                     $ (11.83)      VENDOR POSTAGE/ENV CHARGES NOV 98
                                                                      $ (9.60)      PST MISC MAILINGS 12/98
                                                                    $ (170.64)      VENDOR ANNUAL REPORTS
                                                                     $ (42.66)      VENDOR ANNUAL REPORTS
                                                                      $ (1.98)      MAY 99 POSTAGE 2ND TERM MAILING
                                                                     $ (28.15)      VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 18 NJ TR  $ (10.88)      POSTAGE CHARGES MISC DEC 96
                                                                     $ (99.99)      VENDOR ANNUAL REPORT
                                                                     $ (37.96)      ENCLOSURE MAILING FROM 1/6/97 TO 4/11/97
                                                                     $ (52.20)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (4.38)       POSTAGE
                                                                     $ (14.95)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 19 NJ TR  $ (53.67)      PASSPORT INSURANCE PAYMENT FOR FGIC
                                                                     $ (97.43)      VENDOR
                                                                      $ 48.31       ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                     $ (92.55)      VENDOR
                                                                     $ (11.28)      VENDOR MARCH 98 POSTAGE/PRESORT
                                                                      $ (5.92)      VENDOR CHECK CHARGES MARCH 98
                                                                     $ (39.45)      PRINTING CHARGEDS ADP 4/99
                                                                      $ (3.20)      PST CHG 2ND TERM MAILING JUNE 1998
                                                                     $ (47.14)      VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                     $ (14.08)      PST/MISC MAILINGS 4/98
                                                                      $ (1.44)      VENDOR MISC FORMS MARCH 98
                                                                     $ (29.23)      VENDOR
                                                                     $ (15.33)      VENDOR ANNUAL REPORT
                                                                     $ (65.61)      PRINTING CHARGES TERMINATION ENCLOSURES
                                                                     $ (91.68)      VENDOR ANNUAL REPORT
                                                                    $ (107.17)      VENDOR
                                                                     $ (71.87)      TERM/PRINT CHARGES CKS/FORMS
                                                                      $ (8.44)      VENDOR 1099 POSTAGE
                                                                    $ (188.64)      VENDOR ANNUAL REPORTS
                                                                     $ (47.16)      VENDOR ANNUAL REPORTS
                                                                     $ (35.33)      VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 1 NY TR    $ 46.29       COMMISSION TAKEN THROUGH 11/09/95
                                                                      $ (1.57)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (46.29)      COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 2 NY TR   $ (84.88)      VENDOR ANNUAL REPORT
                                                                      $ (1.47)      POSTAGE CHARGES 2ND TERM NOTICE 11/15/96
                                                                                      MAILING
                                                                     $ (36.54)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (15.74)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 4 NY TR   $ (46.81)      COMMISSION TAKEN THROUGH 11/09/95
                                                                      $ 46.81       COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 6 NY TR   $ (32.38)      COMMISSION TAKEN THROUGH 11/09/95
                                                                      $ 32.38       COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multitstate Tax Exempt Series 7 NY     $ (25.58)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (22.82)      VENDOR ANNUAL REPORT
                                                                     $ (81.35)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 9 NY TR   $ (52.72)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (29.50)      VENDOR ANNUAL REPORT
                                                                    $ (121.65)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 10 NY TR  $ (39.31)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (23.21)      VENDOR ANNUAL REPORT
                                                                     $ (96.97)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 12 NY TR  $ (95.96)      VENDOR ANNUAL REPORT
                                                                     $ (37.58)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (23.21)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 14 NY TR $ (151.55)      VENDOR
                                                                     $ (11.20)      POSTAGE CHARGES MISC DEC 1996
                                                                     $ (37.06)      VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (3.07)      POSTAGE
                                                                    $ (166.71)      VENDOR
                                                                     $ (16.92)      VENDOR ANNUAL REPORT
                                                                     $ (85.38)      VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 15 NY TR  $ (11.91)      PASSPORT INSURANCE PAYMENT FOR FGIC
                                                                      $ 10.72       ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                      $ (1.81)      VENDOR MISC POSTAGE CHARGES
                                                                     $ (97.43)      VENDOR
                                                                      $ (3.65)      VENDOR 1099 POSTAGE
                                                                     $ (34.10)      VENDOR
                                                                      $ (5.36)      VENDOR POSTAGE CHARGES OCT 98
                                                                      $ (6.70)      VENDOR POSTAGE/ENV CHARGES NOV 98
                                                                      $ (5.44)      PST/MISC MAILINGS 12/98
                                                                    $ (139.68)      VENDOR ANNUAL REPORTS
                                                                     $ (34.92)      VENDOR ANNUAL REPORTS
                                                                      $ (0.99)      MAY 99 POSTAGE 2ND TERM MAILING
                                                                     $ (18.72)      VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 16 NY TR $ (100.49)      VENDOR ANNUAL REPORT
                                                                      $ (1.26)      POSTAGE CHARGES 2ND TERM NOTICE 11/15/96
                                                                                     MAILING
                                                                     $ (47.50)      VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                     $ (17.70)      VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 17 NY TR   $ (12.48)       POSTAGE CHARGES MISC DEC 96
                                                                      $ (99.49)       VENDOR ANNUAL REPORT
                                                                      $ (97.43)       VENDOR
                                                                      $ (48.02)       VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                       $ (4.38)       POSTAGE
                                                                     $ (107.17)       VENDOR
                                                                      $ (18.88)       VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 18 NY TR    $ (4.70)       VENDOR CHECK CHARGES JAN 97
                                                                      $ (36.88)       ENCLOSURE MAILING FROM 1/6/97 TO 4/11/97
                                                                       $ (3.92)       VENDOR PRINTING CHARGES MISC FORMS
                                                                       $ 31.85        ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                      $ (12.42)       VENDOR POSTAGE/ENV CHARGE FEB 97
                                                                       $ (1.01)       VENDOR  MISC FORMS/CHECKS OCT THRU DEC 96
                                                                       $ (1.86)       VENDOR PRESORT CHARGES SEPT - DEC 96
                                                                      $ (22.03)       VENDOR  ANNUAL REPORT
                                                                     $ (106.54)       VENDOR ANNUAL REPORT
                                                                      $ (15.69)       VENDOR  POSTAGE/ENV CHARGES - TAX REPORTING
                                                                       $ (5.35)       VENDOR CHECK CHARGES FEB 97
                                                                       $ (6.10)       VENDOR 1099 EXPENSE
                                                                      $ (34.10)       VENDOR
                                                                      $ (40.89)       VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                       $ (1.30)       VENDOR  ANNUAL REPORT
                                                                      $ (61.93)       VENDOR  ANNUAL REPORT
                                                                      $ (15.37)       SPN FEES
                                                                       $ (6.47)       VENDOR  1099 TAX FORMS
                                                                      $ (49.07)       VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (10.94)       2ND TERM MAIL POST CHG
                                                                       $ (1.06)       VENDOR  POSTAGE CHARGE MISC FORMS JAN/APRI
                                                                       $ (2.13)       VENDOR  MISC FORMS
                                                                                       JAN/APRIL 97
                                                                      $ (28.16)       MISC POSTAGE JAN THRU APRIL 1997
                                                                       $ 28.16        MISC POSTAGE JAN THRU APRIL 1997
                                                                      $ (29.44)       MISC POSTAGE JAN THRU APRIL 1997

Prudential Unit Trust Insured Multistate Tax Exempt Series 19 NY TR    $ (5.47)       PASSPORT INSURANCE PAYMENT FOR FGIC PAYABLE ON
                                                                                       06/10/99
                                                                       $ (5.23)       VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                                       $ (7.05)       VENDOR 1099 SUB CHARGES POSTAGE/STATIONERY
                                                                      $ (97.43)       VENDOR
                                                                      $ (10.42)       VENDOR /QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (29.23)       VENDOR
                                                                       $ (6.93)       PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (28.09)       VENDOR  ANNUAL REPORTS
                                                                      $ (49.73)       POSTAGE CHARGES TERM JUNE 99
                                                                       $ (1.65)       PST/MISC MAILINGS 9/99
                                                                      $ (25.74)       VENDOR  ANNUAL REPORTS
                                                                     $ (102.96)       VENDOR ANNUAL REPORTS
                                                                      $ (13.93)       VENDOR  Annual Reports
                                                                      $ (18.27)       VENDOR  Annual Reports
                                                                       $ (0.99)       PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Multistate Tax Exempt Series 20 NY TR  $ (151.55)       VENDOR
                                                                       $ (9.94)       VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                       $ (5.22)       VENDOR  CHECK CHARGES MARCH 98
                                                                      $ (30.89)       PRINTING CHARGES
                                                                      $ (33.67)       VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (11.84)       PST/MISC MAILINGS 4/98
                                                                       $ (1.27)       VENDOR  MISC FORMS MARCH 98
                                                                      $ (45.47)       VENDOR
                                                                      $ (12.72)       VENDOR  AVP ANNUAL REPORT
                                                                      $ (55.17)       PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (70.79)       VENDOR  ANNUAL REPORT
                                                                     $ (166.71)       VENDOR
                                                                     $ (143.97)       VENDOR
                                                                      $ (71.87)       PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (6.93)       VENDOR 1099 POSTAGE
                                                                     $ (171.36)       VENDOR  ANNUAL REPORTS
                                                                      $ (42.84)       VENDOR ANNUAL REPORTS
                                                                       $ (1.32)       PST/MISC MAILINGS JUNE/JULY 99

Prudential Unit Trust Insured Multistate Tax Exempt Series 21 NY TR    $ (4.65)       VENDOR  CHECK CHARGES MARCH 98
                                                                      $ (86.60)       VENDOR
                                                                      $ (80.64)       VENDOR  ANNUAL REPORT
                                                                      $ (95.26)       VENDOR
                                                                      $ (82.27)       VENDOR
                                                                       $ (8.86)       VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                      $ (32.07)       PRINTING CHARGES ADP 4/99
                                                                       $ (2.56)       PST CHG 2ND TERM MAILING JUNE 98
                                                                      $ (43.99)       VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (10.56)       PST/MISC MAILINGS 4/98
                                                                       $ (1.14)       VENDOR  MISC FORMS MARCH 98
                                                                      $ (25.98)       VENDOR
                                                                      $ (11.41)       VENDOR  ANNUAL REPORT
                                                                      $ (49.21)       PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (71.87)       PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (6.20)       VENDOR  1099 POSTAGE
                                                                     $ (166.32)       VENDOR  ANNUAL REPORTS
                                                                      $ (41.58)       VENDOR  AVP ANNUAL REPORTS
                                                                      $ (30.01)       VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 22 NY TR   $ (82.27)       VENDOR
                                                                       $ (8.33)       VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                       $ (4.37)       VENDOR  CHECK CHARGES MARCH 98
                                                                      $ (86.60)       VENDOR
                                                                      $ (37.36)       TERMINATION ENCLOSURES 4/98 ADP
                                                                       $ (9.92)       PST/MISC MAILINGS 4/98
                                                                       $ (1.07)       VENDOR  MISC FORMS MARCH 98
                                                                      $ (25.98)       VENDOR
                                                                      $ (10.76)       VENDOR ANNUAL REPORT
                                                                      $ (46.22)       PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (69.72)       VENDOR  ANNUAL REPORT
                                                                      $ (95.26)       VENDOR
                                                                       $ (1.28)       PST CHG 2ND TERM MAILING JUNE 98
                                                                      $ (35.11)       VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (71.87)       PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (5.84)       VENDOR  1099 POSTAGE
                                                                      $ (41.58)       VENDOR  ANNUAL REPORTS
                                                                     $ (166.32)       VENDOR  ANNUAL REPORTS
                                                                      $ (26.10)       ANNUAL REPORT MAILINGS
                                                                       $ (2.90)       VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 23 NY TR  $ (101.11)       VENDOR
                                                                     $ (111.22)       VENDOR
                                                                      $ (96.05)       VENDOR
                                                                       $ (9.67)       VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                       $ (5.08)       VENDOR  CHECK CHARGES MARCH 98
                                                                      $ (42.81)       VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (34.99)       TERMINATION ENCLOSURES 4/98 ADP
                                                                      $ (11.52)       PST/MISC MAILINGS 4/98
                                                                       $ (1.24)       VENDOR  MISC FORMS MARCH 98
                                                                      $ (30.33)       VENDOR
                                                                      $ (12.07)       VENDOR ANNUAL REPORT
                                                                      $ (53.68)       PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (81.16)       VENDOR  ANNUAL REPORT
                                                                       $ (1.60)       PST CHG 2ND TERM MAILING JUNE 98
                                                                       $ (1.34)       XFER OF FDS PRINTING CHARGES TERM ENC
                                                                      $ (71.87)       PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (6.57)       VENDOR  1099 POSTAGE
                                                                      $ (44.10)       VENDOR  ANNUAL REPORTS
                                                                     $ (176.40)       VENDOR  ANNUAL REPORTS
                                                                      $ (32.69)       VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 24 NY TR  $ (108.25)       VENDOR
                                                                      $ (32.48)       VENDOR
                                                                       $ (7.50)       VENDOR ANNUAL REPORT
                                                                      $ (29.82)       PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (61.67)       VENDOR ANNUAL REPORT
                                                                     $ (119.08)       VENDOR
                                                                     $ (102.84)       VENDOR
                                                                       $ (5.37)       VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                       $ (2.82)       VENDOR CHECK CHARGES MARCH 98
                                                                       $ (1.60)       PST CHG 2ND TERM MAILING JUNE 98
                                                                       $ (1.34)       XFER OF FDS PRINTING CHARGES TERM ENC
                                                                      $ (32.71)       VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (29.06)       TERMINATION ENCLOSURES 4/98 ADP
                                                                       $ (6.40)       PST/MISC MAILINGS 4/98
                                                                       $ (0.69)       VENDOR  MISC FORMS MARCH 98
                                                                      $ (71.87)       PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (3.83)       VENDOR 1099 POSTAGE
                                                                      $ (37.62)       VENDOR  ANNUAL REPORTS
                                                                     $ (150.48)       VENDOR  ANNUAL REPORTS
                                                                      $ (23.31)       ANNUAL REPORT MAILINGS
                                                                       $ (2.59)       VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 25 NY TR   $ (5.73)       VENDOR  POSTAGE/PRINTING/PRESORT APRIL 99
                                                                       $ (7.05)       VENDOR 1099 SUB CHARGES POSTAGE/STATIONER
                                                                      $ (75.78)       VENDOR
                                                                      $ (11.41)       VENDOR  PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (22.73)       VENDOR
                                                                       $ (7.59)       PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (41.05)       VENDOR  ANNUAL REPORTS
                                                                      $ (49.73)       POSTAGE CHARGES TERM JUNE99
                                                                       $ (1.65)       PST MISC MAILINGS 9/99
                                                                     $ (110.88)       VENDOR  ANNUAL REPORTS
                                                                      $ (27.72)       VENDOR  ANNUAL REPORTS
                                                                      $ (19.05)       VENDOR  Annual Reports
                                                                      $ (14.53)       VENDOR  Annual Reports

Prudential Unit Trust Insured Multistate Tax Exempt Series 26 NY TR $  $ (2.03)       VENDOR  MISC POSTAGE CHARGES
                                                                       $ (4.20)       VENDOR  1099 POSTAGE
                                                                      $ (86.60)       VENDOR
                                                                      $ (30.31)       VENDOR
                                                                       $ (5.99)       VENDOR POSTAGE CHARGES OCT 98
                                                                       $ (7.49)       VENDOR POSTAGE/ENV CHARGES NOV 98
                                                                       $ (6.08)       PST MISC MAILINGS 12/98
                                                                      $ (38.52)       VENDOR  ANNUAL REPORTS
                                                                     $ (154.08)       VENDOR ANNUAL REPORTS
                                                                       $ (0.99)       MAY 99 POSTAGE 2ND TERM MAILING
                                                                      $ (26.52)       VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 1 PA TR     $ (1.57)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                        $ 4.62         REIMB OF EVAL FEES FOR TERM TRUSTS
                                                                       $ (2.29)        COMMISSION TAKEN THROUGH 11/09/95
                                                                        $ 2.29         COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 3 PA TR     $ (4.23)        VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                                       $ (5.29)        VENDOR 1099 SUB CHARGES POSTAGE/STATIONER
                                                                      $ (64.95)        VENDOR
                                                                       $ (8.43)        VENDOR  PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (19.49)        VENDOR
                                                                       $ (5.61)        PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (11.55)        VENDOR  ANNUAL REPORTS
                                                                      $ (49.73)        POSTAGE CHARGES TERM JUNE 99
                                                                       $ (0.99)        PST/MISC MAILINGS 9/99
                                                                      $ (16.38)        VENDOR  ANNUAL REPORTS
                                                                      $ (65.52)        VENDOR  ANNUAL REPORTS
                                                                       $ (5.48)        VENDOR  Annual Reports
                                                                       $ (4.18)        VENDOR  Annual Reports
                                                                       $ (0.33)        PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Multistate Tax Exempt Series 5 PA TR     $ 26.25         COMMISSION TAKEN THROUGH 11/09/95
                                                                       $ (1.57)        VENDOR P PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (26.25)        COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 7 PA TR     $ 22.75         COMMISSION TAKEN THROUGH 11/09/95
                                                                       $ (0.52)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (22.75)        COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Multistate Tax Exempt Series 10 PA TR   $ (16.13)        VENDOR  ANNUAL REPORT
                                                                      $ (76.32)        VENDOR  ANNUAL REPORT
                                                                      $ (28.71)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Multistate Tax Exempt Series 12 PA TR   $ (20.06)        VENDOR  ANNUAL REPORT
                                                                      $ (86.89)        VENDOR  ANNUAL REPORT
                                                                      $ (33.41)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Multistate Tax Exempt Series 16 PA TR   $ (14.72)        POSTAGE CHARGES MISC DEC 1996
                                                                      $ (88.91)        VENDOR ANNUAL REPORT
                                                                      $ (97.43)        VENDOR
                                                                      $ (36.54)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                       $ (1.75)        POSTAGE
                                                                     $ (107.17)        VENDOR
                                                                      $ (21.24)        VENDOR ANNUAL REPORT

Prudential Unit Trust Insured Multistate Tax Exempt Series 18 PA TR    $ (7.47)        VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                                       $ (8.81)        VENDOR 1099 SUB  CHARGES POSTAGE/STATIONER
                                                                      $ (97.43)        VENDOR
                                                                      $ (14.88)        VENDOR PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (29.23)        VENDOR
                                                                       $ (9.90)        PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (15.76)        VENDOR ANNUAL REPORTS
                                                                      $ (49.73)        POSTAGE CHARGES TERM JUNE 99
                                                                       $ (1.98)        PST/MISC MAILINGS 9/99
                                                                      $ (80.64)        VENDOR  ANNUAL REPORTS
                                                                      $ (20.16)        VENDOR  ANNUAL REPORTS
                                                                       $ (8.87)        VENDOR Annual Reports
                                                                       $ (6.77)        VENDOR  Annual Reports
                                                                       $ (0.99)        PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Multistate Tax Exempt Series 19 PA TR    $ 15.84         ADJUSTMENTS EXCEEDED PREMIUM FGIC
                                                                      $ (97.43)        VENDOR
                                                                      $ (23.61)        PRINTING CHARGES ADP 4/99
                                                                       $ (2.24)        PST CHG 2ND TERM MAILING JUNE 98
                                                                      $ (29.82)        VENDOR PRUDENTIAL
                                                                                        ANNUAL RPT MAILING 1997
                                                                      $ (10.88)        PST/MISC MAILINGS 4/98
                                                                       $ (1.17)        VENDOR MISC FORMS MARCH 98
                                                                      $ (29.23)        VENDOR
                                                                      $ (11.41)        VENDOR ANNUAL REPORT
                                                                      $ (50.70)        PRINTING CHARGES TERMINATION ENCLOSURES
                                                                      $ (64.30)        VENDOR  ANNUAL REPORT
                                                                     $ (107.17)        VENDOR
                                                                      $ (92.55)        VENDOR
                                                                       $ (9.13)        VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                       $ (4.79)        VENDOR CHECK CHARGES MARCH 98
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS
                                                                       $ (6.20)        VENDOR 1099 POSTAGE
                                                                     $ (152.64)        VENDOR ANNUAL REPORTS
                                                                      $ (38.16)        VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 23 PA TR    $ (8.94)        VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                                      $ (10.58)        VENDOR 1099 SUB CHARGES POSTAGE/STATIONER
                                                                     $ (101.11)        VENDOR
                                                                      $ (17.86)        VENDOR PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (30.33)        VENDOR
                                                                      $ (11.88)        PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (20.55)        VENDOR ANNUAL REPORTS
                                                                      $ (49.73)        POSTAGE CHARGES TERM JUNE99
                                                                       $ (1.65)        PST/MISC MAILINGS 9/99
                                                                      $ (25.92)        VENDOR ANNUAL REPORTS
                                                                     $ (103.68)        VENDOR ANNUAL REPORTS
                                                                      $ (10.55)        VENDOR Annual Reports
                                                                      $ (13.83)        VENDOR Annual Reports
                                                                       $ (1.32)        PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Multistate Tax Exempt Series 25 PA TR    $ (7.22)        VENDOR
                                                                       $ (9.11)        VENDOR 1099 SUB CHARGES POSTAGE/STATIONER
                                                                      $ (75.78)        VENDOR
                                                                      $ (13.89)        VENDOR PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (22.73)        VENDOR
                                                                       $ (9.24)        PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (20.05)        VENDOR ANNUAL REPORTS
                                                                      $ (49.73)        POSTAGE CHARGES TERM JUNE99
                                                                       $ (1.32)        PST/MISC MAILINGS 9/99
                                                                      $ (25.92)        VENDOR  ANNUAL REPORTS
                                                                     $ (103.68)        VENDOR  ANNUAL REPORTS
                                                                      $ (10.75)        VENDOR  Annual Reports
                                                                      $ (14.09)        VENDOR  Annual Reports
                                                                       $ (0.66)        PRINTING CHARGES DTC JAN 2000

Prudential Unit Trust Insured Multistate Tax Exempt Series 26 PA TR    $ (5.98)        VENDOR POSTAGE/PRINTING/PRESORT APRIL 99
                                                                       $ (7.05)        VENDOR 1099 SUB CHARGES POSTAGE/STATIONER
                                                                      $ (86.60)        VENDOR
                                                                      $ (11.90)        VENDOR PST/QUALASSUR/CK/ST/PRT/PRESORT
                                                                      $ (25.98)        VENDOR
                                                                       $ (7.92)        PST/MISC MAILINGS JUNE/JULY 99
                                                                      $ (21.59)        VENDOR ANNUAL REPORTS
                                                                      $ (49.73)        POSTAGE CHARGES TERM JUNE99
                                                                       $ (0.66)        PST/MISC MAILINGS 9/99
                                                                      $ (88.56)        VENDOR ANNUAL REPORTS
                                                                      $ (22.14)        VENDOR  ANNUAL REPORTS
                                                                       $ (8.76)        VENDOR  Annual Reports
                                                                      $ (11.48)        VENDOR  Annual Reports

Prudential Unit Trust Insured Multistate Tax Exempt Series 21 CA TR    $ (5.12)        POSTAGE CHARGES MISC DEC 1996
                                                                      $ (95.26)        VENDOR
                                                                       $ (7.87)        VENDOR ANNUAL REPORT
                                                                      $ (73.30)        VENDOR ANNUAL REPORT
                                                                      $ (86.60)        VENDOR
                                                                      $ (35.50)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                       $ (0.88)        POSTAGE

Prudential Unit Trust Insured Multistate Tax Exempt Series 22 CA TR    $ (0.86)        VENDOR ACI IMAGING CHARGES
                                                                       $ (4.94)        VENDOR POSTAGE/ENV/PRESORT CHARGES AUG 98
                                                                      $ (90.93)        VENDOR
                                                                      $ (34.64)        VENDOR
                                                                       $ (0.80)        VENDOR  MISC FORMS/CHECKS/PRINTING CHARGES
                                                                       $ (4.80)        PST MISC MAILINGS
                                                                      $ (11.24)        PRINTING ADP ENCLOSURES 10/98
                                                                      $ (71.87)        PRINT/TERM CHARGES CKS/FORMS
                                                                       $ (2.92)        VENDOR 1099 POSTAGE
                                                                     $ (120.96)        VENDOR ANNUAL REPORTS
                                                                      $ (30.24)        VENDOR ANNUAL REPORTS
                                                                      $ (10.71)        ANNUAL REPORT MAILINGS ADP 1998
                                                                       $ (1.19)        VENDOR ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 23 CA TR    $ (2.56)        VENDOR MISC POSTAGE CHARGES
                                                                       $ (4.92)        VENDOR 1099 POSTAGE
                                                                     $ (101.11)        VENDOR
                                                                      $ (35.39)        VENDOR
                                                                       $ (7.56)        VENDOR  POSTAGE CHARGES OCT 98
                                                                       $ (7.68)        PST/MISC MAILINGS 12/98
                                                                     $ (129.60)        VENDOR  ANNUAL REPORTS
                                                                      $ (32.40)        VENDOR  ANNUAL REPORTS
                                                                       $ (0.66)        MAY 99 POSTAGE 2ND TERM MAILING
                                                                      $ (12.55)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 25 CA TR    $ (1.07)        VENDOR  MISC POSTAGE CHARGES
                                                                       $ (2.19)        VENDOR  1099 POSTAGE
                                                                      $ (75.78)        VENDOR
                                                                      $ (26.52)        VENDOR
                                                                       $ (3.15)        VENDOR  POSTAGE CHARGES OCT 98
                                                                       $ (3.20)        PST/MISC MAILIINGS 12/98
                                                                      $ (29.16)        VENDOR  ANNUAL REPORTS
                                                                     $ (116.64)        VENDOR ANNUAL REPORTS
                                                                       $ (0.99)        MAY 99 POSTAGE 2ND TERM MAILING
                                                                       $ (9.00)        ANNUAL REPORT MAILINGS ADP 1998
                                                                       $ (1.00)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Insured Multistate Tax Exempt Series 26 CA TR    $ (1.49)        VENDOR  MISC POSTAGE CHARGES
                                                                      $ (86.60)        VENDOR
                                                                       $ (2.55)        VENDOR  1099 POSTAGE
                                                                      $ (30.31)        VENDOR
                                                                       $ (4.41)        VENDOR  POSTAGE CHARGES OCT 98
                                                                       $ (5.52)        VENDOR POSTAGE/ENV CHARGES NOV 98
                                                                       $ (4.48)        PST/MISC MAILINGS 12/98
                                                                     $ (122.40)        VENDOR ANNUAL REPORTS
                                                                      $ (30.60)        VENDOR ANNUAL REPORTS
                                                                       $ (0.99)        MAY 99 POSTAGE 2ND TERM MAILING
                                                                      $ (10.71)        ANNUAL REPORT MAILINGS ADP 1998
                                                                       $ (1.19)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 1                   $ (8.92)        VENDOR WINDOW ENVELOPES/FORMS JUNE 97
                                                                       $ (8.55)        VENDOR FORMS/BUSINESS ENVELOPES JULY 97
                                                                     $ (146.22)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (10.44)        VENDOR ANNUAL REPORT
                                                                     $ (206.33)        VENDOR  ANNUAL REPORT
                                                                      $ (18.24)        POSTAGE ON 2ND TERM MAILING'NOV 97
                                                                     $ (287.95)        VENDOR
                                                                      $ (52.80)        MISC POSTAGE CHRG AUGUST 1997
                                                                     $ (333.41)        VENDOR
                                                                      $ (24.36)        VENDOR TAX FORMS
                                                                     $ (125.55)        ENCLOSURE MAILING
                                                                      $ (10.63)        VENDOR CHECK CHARGES JULY 97
                                                                       $ (8.37)        VENDOR FORMS/WINDOW ENVELOPES MAY 97
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS

Prudential Unit Trust Tax Exempt High Yield Series 2                   $ (9.22)        VENDOR FORMS/BUSINESS ENVELOPES JULY 97
                                                                      $ (86.56)        ENCLOSURE MAILING
                                                                      $ (11.47)        VENDOR  CHECK CHARGES JULY 97
                                                                       $ (9.37)        VENDOR FORMS/WINDOW ENVELOPES MAY 97
                                                                       $ (9.82)        VENDOR WINDOW ENVELOPES/FORMS JUNE 97
                                                                      $ (10.44)        VENDOR  ANNUAL REPORT
                                                                     $ (157.32)        VENDOR ANNUAL REPORT
                                                                       $ (9.15)        SPN FEES
                                                                      $ (18.88)        POSTAGE ON 2ND TERM MAILING NOV 97
                                                                     $ (287.95)        VENDOR
                                                                      $ (56.00)        MISC POSTAGE CHG AUG 1997
                                                                     $ (333.41)        VENDOR
                                                                      $ (27.52)        VENDOR 1099 TAX FORMS
                                                                     $ (107.17)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS

Prudential Unit Trust Tax Exempt High Yield Series 3                 $ (303.10)        VENDOR
                                                                      $ (96.90)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (73.24)        TERMINATION ENCLOSURES 4/98 ADP
                                                                      $ (34.88)        PST/MISC MAILINGS 4/98
                                                                       $ (3.75)        VENDOR  MISC FORMS MARCH 98
                                                                      $ (90.93)        VENDOR
                                                                      $ (40.11)        VENDOR ANNUAL REPORT
                                                                      $ (84.53)        PRINTING CHARGES TERMINATION ENCLOSURES
                                                                     $ (190.66)        VENDOR ANNUAL REPORT
                                                                     $ (333.41)        VENDOR
                                                                     $ (287.95)        VENDOR
                                                                      $ (29.27)        VENDOR MARCH 98 POSTAGE/PRESORT
                                                                      $ (15.37)        VENDOR CHECK CHARGES MARCH 98
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS
                                                                      $ (20.06)        VENDOR  1099 POSTAGE
                                                                     $ (303.12)        VENDOR ANNUAL REPORTS
                                                                      $ (75.78)        VENDOR  ANNUAL REPORTS
                                                                      $ (73.52)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 4                 $ (303.10)        VENDOR
                                                                      $ (38.67)        VENDOR  MARCH 98 POSTAGE/PRESORT
                                                                      $ (20.30)        VENDOR  CHECK CHARGES MARCH 98
                                                                     $ (112.45)        PRINTING CHARGES TERMINATION ENCLOSURES
                                                                     $ (226.29)        VENDOR  ANNUAL REPORT
                                                                     $ (333.41)        VENDOR
                                                                     $ (287.95)        VENDOR
                                                                     $ (109.19)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1997
                                                                      $ (85.20)        TERMINATION ENCLOSURES 4/98 ADP
                                                                      $ (46.40)        PST/MISC MAILINGS 4/98
                                                                       $ (4.95)        VENDOR MISC FORMS MARCH 98
                                                                      $ (90.93)        VENDOR
                                                                      $ (52.51)        VENDOR  ANNUAL REPORT
                                                                       $ (1.83)        PRINTING CHARGES ENCLOSURES ADP
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS
                                                                      $ (27.18)        VENDOR 1099 POSTAGE
                                                                     $ (354.96)        VENDOR ANNUAL REPORTS
                                                                      $ (88.74)        VENDOR  ANNUAL REPORTS
                                                                      $ (82.73)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 5                 $ (287.95)        VENDOR
                                                                      $ (16.73)        VENDOR  MISC POSTAGE/PRINT/FORMS/PERMITS
                                                                      $ (47.65)        PRUDENTIAL SPONSOR FEES
                                                                      $ (90.93)        VENDOR
                                                                      $ (40.80)        PST MISC MAILINGS MARCH 02
                                                                      $ (75.82)        VENDOR  ANNUAL REPORTS
                                                                     $ (361.26)        VENDOR ANNUAL REPORTS
                                                                      $ (35.88)        PRUDENITAL SPN FEE
                                                                      $ (46.02)        VENDOR P ANNUAL REPORTS
                                                                     $ (359.45)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 6                   $ (9.69)        VENDOR PRESORT JAN THRU JULY 98
                                                                       $ (6.56)        VENDOR  POST OFFICE/SPECIAL PROGRAM CHARGE
                                                                     $ (333.41)        VENDOR
                                                                      $ (29.62)        VENDOR POSTAGE/ENV/PRESORT JULY 98
                                                                     $ (318.26)        VENDOR
                                                                       $ (5.53)        VENDOR  ACI IMAGING CHARGES
                                                                      $ (30.08)        PST MISC MAILINGS 8/98
                                                                     $ (318.26)        VENDOR
                                                                     $ (333.41)        VENDOR
                                                                       $ (8.96)        PST/2ND TERMINATION MAILING 10/98
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS
                                                                     $ (303.10)        VENDOR
                                                                      $ (18.79)        VENDOR 1099 POSTAGE
                                                                     $ (333.41)        VENDOR SP INV# A1231980. AVP 00DE
                                                                                         120198-123198 22 @$14.00
                                                                      $ (77.22)        VENDOR ANNUAL REPORTS
                                                                     $ (308.88)        VENDOR  ANNUAL REPORTS
                                                                      $ (78.15)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 7                  $ (25.52)        VENDOR POSTAGE/ENV/PRESORT JULY 98
                                                                       $ (5.54)        VENDOR POST OFFICE/SPECIAL PROGRAM CHARGE
                                                                     $ (333.41)        VENDOR
                                                                     $ (318.26)        VENDOR
                                                                       $ (4.66)        VENDOR ACI IMAGING CHARGES
                                                                       $ (8.35)        VENDOR  PRESORT JAN THRU JULY 98
                                                                      $ (25.92)        PST MISC MAILINGS 8/98
                                                                     $ (318.26)        VENDOR
                                                                     $ (333.41)        VENDOR
                                                                       $ (6.08)        PST/2ND TERMINATION MAILING 10/98
                                                                      $ (71.87)        TERM/PRINT CHARGES CKS/FORMS
                                                                     $ (303.10)        VENDOR
                                                                      $ (14.96)        VENDOR  1099 POSTAGE
                                                                     $ (333.41)        VENDOR
                                                                      $ (65.70)        VENDOR  ANNUAL REPORTS
                                                                     $ (262.80)        VENDOR  ANNUAL REPORTS
                                                                      $ (58.58)        VENDOR  ANNUAL REPORTS

Prudential Unit Trust Tax Exempt High Yield Series 8                  $ (16.70)        VENDOR POSTAGE/ENV/PRESORT JULY 98
                                                                       $ (3.62)        VENDOR  POST OFFICE/SPECIAL PROGRAM CHARGE
                                                                     $ (333.41)        VENDOR
                                                                     $ (318.26)        VENDOR
                                                                       $ (3.05)        VENDOR ACI IMAGING CHARGES
                                                                       $ (5.47)        VENDOR  PRESORT JAN THRU JULY 98
                                                                      $ (25.92)        PST MISC MAILINGS AUG 98
                                                                     $ (318.26)        VENDOR
                                                                     $ (333.41)        VENDOR
                                                                       $ (4.80)        PST/2ND TERMINATION MAILING 10/98
                                                                      $ (71.87)        PRINT/TERM CHARGES CKS/FORMS
                                                                      $ (10.21)        VENDOR  1099 POSTAGE
                                                                     $ (303.10)        VENDOR
                                                                      $ (48.06)        VENDOR ANNUAL REPORTS
                                                                     $ (192.24)        VENDOR  ANNUAL REPORTS
                                                                      $ (36.15)        VENDOR ANNUAL REPORTS

Prudential Unit Trust Tax Exempt Selected Term Series 1                $ (0.52)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Tax Exempt Selected Term Series 1       $ (40.35)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (16.13)        VENDOR  ANNUAL REPORT
                                                                      $ (89.41)        VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Selected Term Series 2       $ (28.41)        COMMISSION TAKEN THROUGH 11/09/95
                                                                       $ 28.41         COMMISSION TAKEN THROUGH 11/09/95

Prudential Unit Trust Insured Tax Exempt Selected Term Series 3       $ (58.19)        VENDOR  ANNUAL REPORT
                                                                      $ (24.53)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                       $ (5.51)        VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Selected Term Series 4       $ (79.84)        VENDOR  ANNUAL REPORT
                                                                      $ (34.45)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                      $ (13.38)        VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Selected Term Series 5        $ (3.54)        VENDOR P ANNUAL REPORT
                                                                      $ (28.47)        VENDOR  ANNUAL REPORT
                                                                      $ (24.94)        COMMISSION TAKEN THROUGH 11/09/95
                                                                       $ 24.94         COMMISSION TAKEN THROUGH 11/09/95
                                                                       $ (0.52)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Tax Exempt Selected Term Series 6       $ (12.80)        POSTAGE CHARGES MISC DEC 1996
                                                                      $ (91.43)        VENDOR  ANNUAL REPORT
                                                                     $ (151.55)        VENDOR
                                                                      $ (41.76)        VENDOR PRUDENTIAL ANNUAL RPT MAILING 1996
                                                                       $ (4.82)        POSTAGE
                                                                     $ (166.71)        VENDOR
                                                                      $ (16.52)        VENDOR  ANNUAL REPORT

Prudential Unit Trust Insured Tax Exempt Selected Term Series 7       $ (15.34)        VENDOR  ANNUAL REPORT
                                                                      $ (97.47)        VENDOR  ANNUAL REPORT
                                                                       $ (1.28)        PTGE CHGS/2ND TERM NOTICE 12/9/96 MAILING
                                                                      $ (10.56)        MISC POSTAGE CHARGES OCT 96
                                                                      $ (47.50)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996

Prudential Unit Trust Insured Tax Exempt Selected Term Series 8        $ (1.05)        POSTAGE CHARGES/2ND TERM NOTICE 11/15/96
                                                                                         MAILING
                                                                      $ (11.02)        VENDOR  ANNUAL REPORT
                                                                      $ (87.90)        VENDOR  ANNUAL REPORT
                                                                      $ (44.37)        VENDOR  PRUDENTIAL ANNUAL RPT MAILING 1996



          (iv) Total  expenses  (sum  of  lines  (i)-(iii)  above):

                Please see 22(a)(iii) above.

     (b)  How were those expenses allocated?

     The expenses were allocated pro rata based on share ownership.

     (c)  Who paid those expenses?

     The trustee paid the expenses on behalf of the fund. Upon termination of the fund, the trustee estimated remaining expenses in connection with the liquidation of the Trust and any final Trust expenses (e.g. expenses related to the mailing of the final reports, final tax reporting, and compliance). To the extent the actual expenses were less than the estimated amount retained and the cost of distributing such expenses would exceed the amount of assets available, such excess amounts escheat to the state.

     (d)  How did the fund pay for unamortized expenses (if any)? N/A

23. Has the fund previously filed an application for an order of the Commission regarding the Merger or Liquidation?

       [X] Yes [ ] No

     If Yes, cite the release numbers of the Commission's notice and order or, if no notice or order has been issued, the file number and date the application was filed: 811-3952; June 1, 2004.

V.    Conclusion of Fund Business

24.  Is the fund a party to any litigation or administrative proceeding?

       [ ] Yes [X] No

     If Yes, describe the nature of any litigation or proceeding and the position taken by the fund in that litigation:

25. Is the fund now engaged, or intending to engage, in any business activities other than those necessary for winding up its affairs?

      [ ] Yes [X] No

      If Yes, describe the nature and extent of those activities:

VI. Mergers Only

26.  (a) State the name of the fund surviving the Merger:

     (b)  State the Investment Company Act file number of the fund surviving the
          Merger: 811- __________

(c) If the merger or reorganization agreement has been filed with the Commission, state the file number(s), form type used and date the agreement was filed:

     (d) If the merger or reorganization agreement has not been filed with the Commission, provide a copy of the agreement as an exhibit to this form.

                                  VERIFICATION


     The undersigned states that (i) it has executed this Form N-8F application for an order under section 8(f) of the Investment Company Act of 1940 on behalf of Prudential Unit Trusts, (ii) it is the Depositor of Prudential Unit Trusts , and (iii) all actions by shareholders, directors, and any other body necessary to authorize the undersigned to execute and file this Form N-8F application have been taken. The undersigned also states that the facts set forth in this Form N-8F application are true to the best of its knowledge, information, and belief.


                                         Prudential Equity Group, LLC

                                         By: /s/ Kenneth Tanji
                                          Name:  Kenneth Tanji
                                          Title: Senior Vice President


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